10.2                          Translation Services Agreement with Toro Resources Corp.

LANGUAGE ENTERPRISES CORP.
13747 - 57 A Ave
Surrey, B.C. V3X 2V6
info@languageenterprisescorp.com
tel: 604-375-7313
fax: 866-878-7187

May 4, 2006

Toro Resources Corp.

Attn:       Tom Lamb, Director

Dear Mr. Lamb,

Re:       Translation Services

Thank you for your interest in engaging Language Enterprises Corp. (“we” or “us”) to source translation services for your company.

We understand that Toro Resources Corp. (“you”) conducts mineral exploration in North America and from time to time may require Spanish-English and English-Spanish translation of technical and non-technical documents. Because we work with a number of Spanish/English translators with backgrounds in engineering, sciences and natural resources, we believe we are an ideal partner for your company.

We propose that our relationship be governed by the following terms. If you accept these terms, please sign where indicated below and transmit a copy of this letter to us by facsimile at 1-866-878-7187.

Terms

1.	We will endeavour to respond to your requests for a detailed quotes within 72 hours of your request.

2.	Each quote will include

	a.	a description of our translators’ qualifications,
	b.	price,
	c.	proposed milestones,
	d.	deposit and payment terms,
	e.	special costs relating to the specific project, and
	f.	proposal regarding style and content

3.	You agree to not circumvent Language Enterprises Corp.

4.	We agree to protect the confidential nature of all communications and documents on these terms:

a.

Confidential Information. "Confidential Information" means all proprietary and confidential information about your company’s business or activities, including, without limitation, information relating to operations, results, technology, business, finances, business relationships, processes, and technology owned or licensed. Confidential Information also includes information concerning the existence and progress of dealings, visual and other information, and information which, by the nature of the circumstances, we ought in good faith treat as confidential. Confidential Information does not include information that:

(e)	is currently in the public domain or that enters the public domain after the signing of this letter;

(f)	is lawfully received by us from a third party without breaching a non-disclosure obligation;

(g)	information known prior to us receiving any Confidential Information from you; and

(h)	information we develop independently without reliance on any Confidential Information.

b.

Non-disclosure. We agree to not disclose any Confidential Information to any third party or use any Confidential Information disclosed by you except when expressly permitted in writing by you. We also agree to take all reasonable measures to maintain the confidentiality of Confidential Information in our possession or control.

5.	All covenants, conditions, limitations, and provisions herein contained shall be binding upon our respective heirs, executors, administrators, successors and permitted assigns.

6.

We acknowledge that our use or disclosure of Confidential Information in a manner inconsistent with these terms may cause you irreparable harm, and that you shall have the right to equitable and injunctive relief to prevent the unauthorized use or disclosure, and such damages as are occasioned by such unauthorized use or disclosure.

Yours truly,
LANGUAGE ENTERPRISES CORP.

/s/ Naomi Moore

Naomi Moore, Director

Terms accepted and agreed:
Toro Resources Corp.

/s/ Tom Lamb
_____________________________________________
Tom Lamb, Director